Exhibit 99.1

One Corporate Center                                                                                      GAMCO Investors, Inc.
Rye, NY 10580-1422
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Robert S. Zuccaro
Executive Vice President and Chief Financial Officer
(914) 921-5088

For further information please visit
www.gabelli.com

GAMCO Announces Intention of Mario J. Gabelli
to Tender 0% Subordinated Debentures in Tender Offer

Rye, New York, June 8, 2012 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today that, with respect to its tender offer (the “Offer”), commenced May 21, 2012, to purchase for cash up to $50 million but not less than $20 million aggregate principal amount of its 0% Subordinated Debentures due 2015 (CUSIP No. 361438AA2) (the “Debentures”), GAMCO’s Chairman, Chief Executive Officer, and Chief Investment Officer - Value Portfolios, Mario J. Gabelli, has indicated his non-binding intention to tender all or a substantial portion of his Debentures in the Offer. As of June 1, 2012, the face value of the Debentures outstanding was $86,114,564 and Mr. Gabelli beneficially owned $45,772,300 principal amount of Debentures.

This does not affect the aggregate amount of the Offer ($50,000,000), the minimum tender condition ($20,000,000), the price range of the Offer ($820-$870 per $1,000 of principal amount) and the expiration date of the Offer (12:00 Midnight, Eastern Time, on June 18, 2012), and all the other terms and conditions of the Offer also remain unchanged. As previously announced, GAMCO has retained Morrow & Co., LLC (“Morrow”) to serve as information agent for the Offer. A copy of the Offer documents may be obtained from Morrow at (877) 815-6525 or GAMCO.info@morrowco.com. Please contact Morrow with any questions regarding the Offer.

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This Press Release does not constitute an offer to sell or purchase, the solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Debentures. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful. The Offer is being made solely pursuant to the Offer to Purchase and its related documents (“Offer documents”). None of GAMCO, any of its directors, officers or employees, Computershare Trust Company, N.A. or Morrow is making any recommendation as to whether or not holders should tender all or any portion of their Debentures in the Offer, or as to the price or prices at which they may choose to tender their Debentures. Holders of Debentures are strongly encouraged to evaluate carefully all information in the Offer documents and to consult their investment and tax advisors before making any decision on tendering their Debentures.

GAMCO conducts its investment advisory business principally through: GAMCO Asset Management Inc. (Institutional and Private Wealth Management), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships). GAMCO also acts as an underwriter and provides institutional research through Gabelli & Company, Inc. its broker-dealer subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure in this press release contains some forward-looking statements. Forward-looking statements give our current intentions, expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. Although we believe that we are basing our intentions, expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual actions or results will not differ materially from what we currently expect or believe. We direct your attention to specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forwardlooking statements if we subsequently learn that we are unlikely to achieve our intentions or expectations, or if we receive any additional information relating to the subject matters of our forward-looking statements.